Exhibit 10.5

1234 SUMMER STREET, STAMFORD, CT. 06905 JGIORDANO.COM / TEL 203 975 1330 / FAX 203 541 8917

December 21, 2004

Marc P. Flores

MedicalCV, Inc.

9725 South Robert Trail

Inver Grove Heights, MN  55077

Dear Mr. Flores:

This letter confirms the terms upon which MedicalCV, a Minnesota Corporation (the “Company”) engages J Giordano Securities Group (“JGSG”) to act as placement agent in connection with the private placement (the “Private Placement”) defined herein.  Giordano is a validly registered or licensed broker-dealer, duly authorized to act as an agent in the sales of securities issued under federal and a state securities laws and regulations and it is a member in good standing of the NASD.

1.                                      Scope of engagement.

The Company hereby engages JGSG as its nonexclusive agent in the private placements of securities of the Company in one or more related transactions to one or more investors in the form of convertible preferred stock, convertible debt securities, equity-linked securities or other equity or equity-linked arrangements, including debt securities with warrants.

2.                                      Offering Process.

In connection with the Private Placements:

•                  JGSG will familiarize itself to the extent it deems appropriate with the business, operations, financial condition and prospects of the Company;

•                  The Company, with JGSG’s assistance, will prepare a Confidential Offering Memorandum (the “Confidential Memorandum”), which will contain (a) a description of the Company, its business, assets, prospects and management; (b) the terms and conditions of the Private Placements and of the securities offered; and (c) certain financial information.  The Confidential Memorandum will incorporate or include the Company’s filings with the Securities and Exchange Commission (“SEC”) including the Company’s reports on Forms 10-KSB, 10-QSB, 8-K and the 2004 Proxy Statement.  If necessary, the Company will update the Confidential Memorandum prior to completion of the Private Placements;

•                  JGSG will identify possible accredited investors, which might have an interest in receiving the Confidential Memorandum and evaluating participation in the Private Placements.

•                  Upon authorization from the Company, JGSG will contact one or more of such possible accredited investors and distribute the Confidential Memorandum;

•                  JGSG will assist the Company and its Board of Directors in evaluating proposals received from possible investors;

•                  JGSG will assist the Company and its counsel in negotiations relating to the Private Placements; and

•                  If requested, JGSG will participate in meetings of the Board of Directors of the Company (either in person or by telephone, as appropriate) at which time the Private Placements are to be considered and will report to the Board on the Private Placements.

•                  The securities offered in the Private Placements will be sold pursuant to forms of purchase agreements that are reasonably satisfactory to JGSG and the Company containing terms and conditions customary for private placement transactions.

•                  JGSG will be registered as a broker-dealer in all states in which the Company offers its securities.

3.                                      Company Responsibilities, Representations and Warranties.

In connection with the Private Placements:

•                  The Company agrees to cooperate with JGSG and will furnish to JGSG all information and data concerning the Company (“the “Information”) which JGSG reasonably deems appropriate for purposes of the Confidential Memorandum or the Private Placements, and will provide JGSG access to its officers, directors, employees and advisors.

•                  The Company represents and warrants to JGSG that all Information included or incorporated by reference in the Confidential Memorandum or otherwise made available to JGSG by the Company to be communicated to possible investors in connection with the Private Placement: (a) will be complete and correct and does not and will not knowingly contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading; and (b) any projected financial information or other forward-looking information which the Company provides to JGSG will be made by the Company in good faith, based on management’s best estimates at the time and based on facts and assumptions which the Company believes are reasonable;

•                  The Company agrees to promptly notify JGSG if the Company believes that any Information that was previously provided to JGSG has become materially misleading; and

•                  The Company acknowledges and agrees that, in rendering its services hereunder, JGSG will be using and relying on the Information (and information available from public sources and other sources deemed reliable by JGSG) without independent investigation or verification thereof or independent appraisal or evaluation of the Company or its business or assets, or any other party to the transaction.  JGSG does not assume responsibility for the accuracy or completeness of the Information, the Confidential Memorandum or any other information regarding the Company.

The references in this Section to the Company will, when appropriate, be deemed also to include its subsidiaries or other affiliates.

Any advice rendered by JGSG during the Private Placement process or in meetings of the Board of Directors of the Company, as well as any written materials provided by JGSG, are intended solely for the benefit and confidential use of the Board of Directors and will not be reproduced, summarized, described or referred to or given to any other person for any purpose without JGSG’s prior written consent.

The Company represents to JGSG that to the knowledge of the Company, it has not engaged in any public or private offering of securities or taken or failed to take any action that would cause the Private Placements not to qualify for an applicable exemption from registration under the Securities Act of 1933, as amended (the “Act”).  Further the Company agrees not to solicit any offerees or take any action, which might jeopardize the availability of exemption under the Act.  JGSG will conduct all sales and solicitation efforts in a manner requested by the Company consistent with the Company’s intent that the Private Placements be an exempt transaction pursuant to the Act.

The Company has disclosed to JGSG the existence of a finder, Tower Finance, Ltd., whose exclusive agreement expires December 31, 2004.  Tower Finance, Ltd. has not completed any transactions for the bridge loan financing as of December 20, 2004.

4.                                      Fees.

a. Retainer Fee. The Company agrees to pay JGSG an advisory retainer fee equal to US$30,000 (the “Retainer Fee”) to cover the term of this engagement, in the form of $15,000 nonrefundable cash and 15,000 shares of the Company’s tradeable Common stock priced at $1.00 per share, upon the execution of this agreement. It is understood that the Company shall be entitled to a credit of the retainer against the placement fees, which is described below.

b. Placement Fee. Upon the consummation of any sale of debt or equity securities of the Company in connection with the Private Placements the Company will pay JGSG a fee (the “Placement Fee”) equal to 6.0% of the total equity and debt consideration received by the Company in connection with the Private Placements (the “Transaction Consideration”).

As used above, the term “Transaction Consideration” will mean the total amount of cash and the fair market value of the other property paid or payable directly or indirectly to the Company, any of its security holders or any of its directors or executive officers in connection with the Private Placements.

The Placement Fee will be payable in full upon the closing of any Private Placement individually; provided, however, that if the Transaction Consideration includes consideration the receipt of which is contingent upon the passage of time or the occurrence of some future event or circumstance (“Contingent Value”), the portion of the

Placement Fee attributable to such Contingent Value will be paid to JGSG at the earlier of the date on which payment of such Contingent Value is due or the time that such Contingent Value can be determined or reasonably estimated, but in no event will the Placement Fee be due until the Company receives the contingent Transaction Consideration in connection with the Private Placements.

b. Warrants. In addition to the Placement Fee, upon the closing of the sale of securities in connection with the Private Placements, the Company shall issue to JGSG warrants to purchase shares of common stock of the Company (the “Warrants”) in an amount equal to 6% of the Total Consideration to be priced on the same terms as the Investors in the Private Placements.  The Warrants shall expire five years from the date of issuance.  The Warrants shall carry the same registration rights and anti-dilution provisions as the securities sold in the Private Placements.

c. Follow-on Transaction. If sales of securities in connection with the Private Placements has been consummated, and one or more additional securities issuance transactions are consummated by the Company with investors introduced by JGSG within 12 months after the closing date of the initial transaction, with any party (i) which JGSG has identified, (ii) with which, due to JGSG efforts, the Company has directly or indirectly held discussions or furnished information regarding the Company (each a “JGSG-Identified Party”), including investors in the original transaction, JGSG shall be entitled to receive fees and warrants as set forth in Section 4.a. and 4.b. above with respect to such transaction.

5.                                      Expenses.  The Company will reimburse JGSG for out-of-pocket expenses including fees and expenses of its due diligence team and counsel reasonably incurred by it in connection with its engagement hereunder, whether or not the Private Placements are consummated, up to US$5,000.  It will be the obligation of the Company to create any legal documentation relating to the contemplated financing, which will be subject to review by JGSG counsel.  Any expenses in excess of US$100.00 will be submitted to the Company for pre-approval, which shall not be unreasonably withheld. Such reimbursement will be payable promptly upon submission by JGSG of statements to the Company.

6.                                      Indemnification.  JGSG and the Company have entered into a separate indemnity agreement, dated the date hereof (the “Indemnity Agreement”), providing among other things for the indemnification of JGSG by the Company in connection with Losses and Expenses (as defined in the Indemnity Agreement) in connection with JGSG’s engagement hereunder.  The terms of the Indemnity Agreement are incorporated by reference into this letter agreement.

7.                                      Termination.  JGSG’s engagement hereunder may be terminated by either the Company or JGSG at any time, with or without cause, upon written notice to the other party; provided, however, that (a) no such termination will affect JGSG’s right to expense reimbursement under Section 5, the payment of any accrued and unpaid fees pursuant to Section 4 or the indemnification contemplated by Section 6 or the Indemnity Agreement referred to therein and (b) if the Company, directly or indirectly, consummates an issuance of its securities within twelve months following such termination with a JGSG-Identified Party, then JGSG will be entitled to the full amount of the fees and warrants contemplated by Sections 4.a. and 4.b.

8.                                      Additional Services, Fees and Expenses.  In the event that, within 24 months of the closing of a Private Placement, the Company shall file a registration statement with the Securities and Exchange Commission for a secondary offering of common stock or debt of the Company, the Company will use its best efforts to engage JGSG as a co-managing underwriter or member of the under writing group of the offering of the Company, on terms which are reasonable and customary for an offerings of such nature and JGSG shall participate in such offering on terms equivalent to the other managing underwriters or underwriters, as the case may be (unless JGSG, in its discretion, declines such engagement).  If the managing underwriter is a firm other that JGSG, such managing underwriters must agree to JGSG acting as a co-managing underwriter.

9.                                      Governing Law; Jurisdiction; Waiver of Jury Trial.   This letter agreement and the Indemnity Agreement will be governed by the laws of the State of Connecticut.  The Company and JGSG agree that except with respect to actions brought by third parties, they irrevocably submit to the jurisdiction of any court of the State of Connecticut or the United States District Court of Connecticut Second Circuit the purpose of any suit, action or other proceeding arising out of this letter agreement or the Indemnity Agreement, or any of the agreements or transactions contemplated hereby, which is brought by or against the Company.  Each of the Company (and, to the extent permitted by law, on behalf of the Company’s equity holders and creditors) and JGSG hereby knowingly, voluntarily and irrevocably waives any right it may have to a trial by jury in respect of any claim based upon, arising out of or in connection with the Indemnity Agreement, this letter agreement and the transactions contemplated hereby (including, without limitation, any Private Placement).

10.                               No Rights in Equityholders, Creditors.  This letter agreement does not create, and will not be construed as creating, rights enforceable by any person or entity not a party hereto, except those entitled thereto by virtue of the Indemnity Agreement.  The Company acknowledges and agrees that (a) JGSG will act as an independent contractor and is being retained solely to assist the Company in its efforts to effect a Private Placement and that, JGSG is not being retained to advise the Company on, or to express any opinion as to, the wisdom, desirability or prudence of consummating the Private Placements, (b) JGSG is not and will not be construed as a fiduciary of the Company or any affiliate thereof and will have no duties or liabilities to the equityholders or creditors of the Company, any affiliate of the Company or any other person by virtue of this letter agreement and the retention of JGSG hereunder, all of which duties and liabilities are hereby expressly waived and (c) nothing contained herein shall be construed to obligate JGSG to purchase, as principal, any of the securities offered by the Company in the Private Placements.  Neither equity holders nor creditors of the Company are intended beneficiaries hereunder.  The Company confirms that it will rely on its own counsel, accountants and other similar expert advisors for legal, accounting, tax and other similar advice.

11.                               JGSG; Other activities.  It is understood and agreed that JGSG may, from time to time, make a market in, have a long or short position, buy and sell or otherwise affect transactions for customer accounts and for their own accounts in the securities of, or perform investment banking or other services for, the Company and other entities which are or may be the subject of the engagement contemplated by this letter agreement.  This is to confirm that possible investors identified or contacted by JGSG could include entities in respect of which JGSG may have rendered or may in the future render services.

12.                               Other.  This letter agreement may not be modified or amended except in writing executed in counterparts, each of which will be deemed an original and all of which will constitute one and the same instrument.

If the foregoing correctly sets forth our agreement, please so indicate by signing below and returning an executed copy to the J Giordano Securities Group, Attention:  James Giordano.  We look forward to working with you.

ACCEPTED AND AGREED AS OF:

THE DATE FIRST ABOVE WRITTEN

By:	/s/ Marc P. Flores
Name: Marc P. Flores
Title: Chief Executive Officer
MedicalCV, Inc.

Very truly yours,

J Giordano Securities Group

		By:	/s/ Chris Jordan
Name: Chris Jordan
Title: Managing Director

		By:	/s/ James R. Giordano
Name: James R. Giordano
Title: Chief Executive Officer